Exhibit 99.1

Zoom Telephonics Reports 72% Increase in Fourth Quarter Sales

Boston, MA, March 7, 2018 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for the fourth quarter and year ended December 31, 2017.

The Company reported net sales of $8.9 million for the fourth quarter ended December 31, 2017 (“Q4 2017”), up 72% from $5.1 million for the fourth quarter ended December 31, 2016 (“Q4 2016”). Zoom reported an adjustment for Q4 2017 of $831 thousand, including certain out of period charges, due primarily to estimated sales taxes incurred due to inventory stored in Amazon warehouses in a number of states. Zoom reported a net loss of $387 thousand, or $0.03 per share, for Q4 2017 compared to a net loss of $990 thousand, or $0.07 per share, for Q4 2016. Excluding the adjustment for the Amazon-related state sales tax liabilities, net income was $444 thousand, or $0.03 per share.

Gross profit was $3.2 million, or 36.6% of net sales in Q4 2017, compared to $1.4 million, or 27.3% of net sales, in Q4 2016.  The increase in gross profit in Q4 2017 was primarily due to continued growth in sales, especially for Motorola brand cable modems and gateways. Gross margin percentage improved due to Q4 2017 sales rising more rapidly than production salaries and other expenses, and due to Q4 2016 gross margins being reduced 3.3% by a $171 thousand write-down of inventory due to negotiated cost reductions for some purchased products.

Operating expenses were $3.6 million, or 40.5% of net sales, in Q4 2017, compared to $2.3 million, or 45.5% of net sales, in Q4 2016. Selling expenses increased $235 thousand to $1.9 million from Q4 2016 to Q4 2017 due primarily to higher Motorola trademark licensing costs and higher advertising expenses. General and administrative expenses decreased $25 thousand to $280 thousand from Q4 2016 to Q4 2017. Research and development expenses increased $209 thousand to $577 thousand from Q4 2016 to Q4 2017 due primarily to increased new product certification expenses. An adjustment of $831 thousand was reported for Amazon-related state sales tax liabilities.

Zoom’s net sales of $29.4 million for the fiscal year ended December 31, 2017 (“FY 2017”) were up 65.0% from $17.8 million for the fiscal year ended December 31, 2016 (“FY 2016”). This is the second consecutive year with sales growth of 65%. Zoom reported a net loss of $1.4 million, or $0.09 per share, for FY 2017 compared to a net loss of $2.9 million, or $0.21 per share, for FY 2016. Excluding the adjustment for the Amazon-related sales tax liabilities, net loss was $0.5 million, or $0.04 per share.

Gross profit was $10.2 million for FY 2017, up $4.9 million from $5.4 million for FY 2016. Gross margin improved from 30.1% in FY 2016 to 34.8% in FY 2017 due to both product mix and to increases in production volumes and manufacturing utilization.

Operating expenses were $11.5 million, or 38.9% of net sales in FY 2017, compared to $8.3 million, or 46.3% of net sales, in FY 2016. Selling expenses increased $2.1 million to $7.2 million from FY 2016 to FY 2017 due primarily to increased advertising expenses and Motorola trademark licensing costs. General and administrative expenses decreased $108 thousand to $1.4 million from FY 2016 to FY 2017, primarily due to decreased legal and audit expenses. Research and development expenses increased $422 thousand to $1.9 million from FY 2016 to FY 2017, primarily due to new product certification costs. As noted, a Q4 2017 adjustment was reported related to state sales tax liabilities.

On December 31, 2017 Zoom had $90 thousand drawn on a $3.0 million line of credit, working capital of $2.6 million, and a current ratio of 1.5.

“We are experiencing dramatic growth due to the strong Motorola brand and excellent execution,” said Frank Manning, Zoom’s President and CEO. “We have designed and produced great products, sold them with acumen through top retailers, and supported our customers with skill and care from the USA. The result is strong sales momentum, positive customer reviews, and increased market share. We are continuing to expand our cable modem line, and we successfully introduced our first 24x8 cable modem in December 2017. Cable modems and gateways dominated our sales in 2017, and now we are starting to see sales momentum for routers and MoCA Adapters due primarily to introduction of a new AC1700 router and a new MoCA Adapter in December 2017. We are excited about our product pipeline for 2018 and our prospects for growth in the US and other countries.”

Mr. Manning continued, “During the quarter we reported an adjustment for a probable sales tax liability for some states where Amazon warehouses store our consigned `Fulfilled By Amazon` inventory. This is a complicated issue that many Amazon Seller Central retailers are faced with. We have worked with experts on state taxes to understand this issue and to record the expense and liability appropriately; and the expense we are recording in Q4 2017 is our best estimate of our tax liability for sales from the first day we started selling on Amazon in 2013 through December 31, 2017. We plan to commence having Amazon collect sales tax for states where this is appropriate. Amazon started collecting sales tax for us in Washington State in January 2018, and we have not seen a negative impact on sales. We expect to incur up to $220 thousand in sales tax expense in Q1 2018, but minimal if any sales tax expense in later quarters as Amazon will collect taxes for us and we will pay them to the states.”

Conference Call
Zoom has scheduled a conference call for Wednesday, March 7 at 5:00 p.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 2136919. A slide presentation will accompany management’s remarks and may be accessed five minutes before the conference call at www.zoomtel.com/SQ417. Shortly after the conference call a recording of the call will be available on Zoom’s website.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports communication products under the Motorola and Zoom brands. The Company’s worldwide licensing agreement with Motorola includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, range extenders, home powerline network products, and MoCA adapters. For more information about Zoom and its products, please visit www.zoomtel.com or www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203-972-9200
jnesbett@institutionalms.com

     ZOOM TELEPHONICS, INC.
Condensed Consolidated Balance Sheets
In thousands of US dollars
       (Unaudited)

	12/31/17	12/31/16

ASSETS

Current assets:

Cash	$229	$180
Accounts receivable, net	2,230	2,498
Inventories, net	5,202	4,927
Prepaid expenses and other	578	652

Total current assets	8,239	8,257

Property and equipment, net	162	176

Other assets	392	589

Total assets	$8,793	$9,022

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$90	$1,307
Accounts payable	3,527	2,502
Accrued sales tax	831	––
Accrued other expenses	1,173	1,052

Total current liabilities	5,621	4,861

Total liabilities	5,621	4,861

Stockholders’ equity:

Common stock and additional paid-in capital	40,418	40,041

Retained earnings (accumulated deficit)	(37,246)	(35,880)

Total stockholders’ equity	3,172	4,161

Total liabilities and stockholders’ equity	$8,793	$9,022

ZOOM TELEPHONICS, INC.
Condensed Consolidated Statements of Operations
In thousands of US dollars, except for per share data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16

Net sales	$8,862	$5,146	$29,418	$17,834
Cost of goods sold	5,615	3,739	19,177	12,467

Gross profit	3,247	1,407	10,241	5,367

Operating expenses:
Selling	1,903	1,668	7,244	5,188
General and administrative	280	305	1,433	1,541
Research and development	577	368	1,945	1,522
Sales tax expenses	831	––	831	––
Total operating expenses	3,591	2,341	11,453	8,251

Operating profit (loss)	(344)	(934)	(1,212)	(2,884)

Other income (expense), net	(42)	(52)	(140)	(42)

Income (loss) before income taxes	(386)	(986)	(1,352)	(2,926)

Income tax expense	1	4	15	7

Net income (loss)	$(387)	$(990)	$(1,367)	$(2,933)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.03)	$(0.07)	$(0.09)	$(0.21)
Diluted Earnings (loss) per share	$(0.03)	$(0.07)	$(0.09)	$(0.21)

Weighted average number of shares outstanding:
Basic	15,114	14,460	14,917	13,908
Diluted	15,114	14,460	14,917	13,908

Reconciliation of Non-GAAP Financial Measures
GAAP net income (loss)	$(387)	$(990)	$(1,367)	$(2,933)
Adjustment for sales tax expense	$831	$––	$831	$––
Non-GAAP adjusted net income (loss)	$444	$(990)	$(536)	$(2,933)

Non-GAAP Earnings (loss) per share:
Basic Earnings (loss) per share	$0.03	$(0.07)	$(0.04)	$(0.21)
Diluted Earnings (loss) per share	$0.03	$(0.07)	$(0.04)	$(0.21)
Weighted average number of shares outstanding:
Basic	15,114	14,460	14,917	13,908
Diluted	16,391	14,460	14,917	13,908

The Company believes that the presentation of non-GAAP financial measures, when presented together with the corresponding GAAP financial measures, provide useful information to investors and management regarding financial and business trends relating to its results of operations. However, non-GAAP financial measures have certain limitations in that they do not reflect the sales tax expenses associated with adjustments related to the Company’s sales through Amazon channels, which ultimately impact the Company’s determination of net income (loss) in accordance with GAAP.